FOR IMMEDIATE RELEASE	Contact: Carpenter Technology Corporation Jaime Vasquez, 610-208-2165 jvasquez@cartech.com

WYOMISSING, Pa., Dec 16, 2005 (BUSINESS WIRE) -- Carpenter Technology Corporation (NYSE:CRS), a leading manufacturer and distributor of specialty alloys and engineered products announced today that Terrence E. Geremski, Senior Vice President and Chief Financial Officer will retire in August, 2006. Mr. Geremski will continue to exercise full responsibility until a new Chief Financial Officer joins Carpenter, which is expected to occur before the June 30th fiscal year end.

Mr. Geremski assumed the Chief Financial Officer role in January 2001 and was instrumental in the restructuring process undertaken at Carpenter. "Under Terry's guidance, Carpenter created a culture of financial discipline and rigor that is now central to the company's operations. In addition, Carpenter's business performance has helped build our credibility with the investment community," said Robert J. Torcolini, Chairman, President and Chief Executive Officer.

"My decision to retire is based entirely on my personal desire to spend more time with my family. While there is never an ideal time to depart from a job that has been both challenging and rewarding, Carpenter's balance sheet and overall financial position is extremely strong and I remain confident in the company's future," said Geremski.

Carpenter Technology Corporation has engaged an executive search firm to conduct the search for a Chief Financial Officer successor. Upon selection of a new Chief Financial Officer, Mr. Geremski will help in the transition and serve as Senior Vice President Strategic Planning and Business Development reporting directly to the Chief Executive Officer until commencement of his retirement in August, 2006.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2005, and the exhibits attached to that filing. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

Carpenter produces and distributes specialty alloys, including superalloys, stainless steels, titanium alloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.